UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2009

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 17, 2009, Atlas Pipeline Partners, L.P. (“APL”) executed a purchase agreement for a private placement of (i) 2,689,765 million of its common units at a negotiated purchase price of $6.35 per unit and (ii) warrants to purchase 2,689,765 million of its common units at any time before the second anniversary of the issue date at an exercise price of $6.35 per unit, at an aggregate offering price of approximately $17 million. The closing occurred August 20, 2009. APL paid Wachovia Capital Markets LLC placement agent fees of approximately $850,000. APL intends to use the net proceeds of the offering to repay a portion of its indebtedness under its senior secured term loan and to terminate certain legacy natural gas derivative positions. The common units and warrants were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

In connection with the private placement, APL agreed to file a registration statement with the Securities and Exchange Commission covering the common units issued August 20, 2009 and the common units underlying the warrants. A copy of the form of the purchase agreement, the warrants and the registration rights agreement is attached as exhibits hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference in this Item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Common Unit Purchase Agreement

10.2	Form of Warrant to Purchase Common Units

10.3	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 20, 2009	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer